Filed Pursuant to Rule 433
                                                         File No.: 333-137620-19

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the "Offering Documentation"). Before you invest, you should read the prospectus and any prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR(R)) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519; Attention: Paul Tedeschi.

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

                        THE SERIES 2007-AR4 CERTIFICATES


              Initial       Pass-
             Principal     Through
  Class      Balance(1)      Rate            Principal Types              Interest Types     CUSIP
-----------------------------------------------------------------------------------------------------
     Offered Certificates
Class A-1   $383,942,000     (2)     Super Senior, Pass-Through            Variable Rate   94986C AA2
Class A-2    $18,986,000     (2)     Super Senior Support, Pass-Through    Variable Rate   94986C AB0
Class A-R           $100     (2)     Senior, Sequential Pay                Variable Rate   94986C AC8
Class B-1     $8,016,000     (2)     Subordinated                          Variable Rate   94986C AD6
Class B-2     $4,219,000     (2)     Subordinated                          Variable Rate   94986C AE4
Class B-3     $1,687,000     (2)     Subordinated                          Variable Rate   94986C AF1
     Non-Offered Certificates
Class B-4     $2,531,000     (2)     Subordinated                          Variable Rate   94986C AG9
Class B-5       $843,000     (2)     Subordinated                          Variable Rate   94986C AH7
Class B-6     $1,690,896     (2)     Subordinated                          Variable Rate   94986C AJ3


   ----------------------------------
(1)   Approximate. The initial principal balances are subject to adjustment.
(2) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in September 2007, this rate is expected to be approximately 6.032% per annum.

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

      Allocation of Amount to be Distributed on the Class A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Certificates, sequentially, as follows:

      first, to the Class A-R Certificates; and

      second, concurrently, to the Class A-1 and Class A-2 Certificates, pro rata.

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